Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

OF

AG Acquisition Group III, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Chief Executive Officer of AG Acquisition Group III, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Designations of Preferences and Rights of Series A Preferred Stock (this “Certificate of Designations”) and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series A Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 1000,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated June 22, 2021, the Board of Directors designated one million (1,000,000) shares of the Preferred Stock as Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A PREFERRED STOCK

Section 1. Powers and Rights of Series A Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Preferred Stock, par value $0.0001 per share of the Corporation (the “Series A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series A Preferred Stock (this “Certificate of Designations”). For purposes hereon, the holder of the share of Series A Preferred Stock shall be referred to as a “Series A Holder.”

(a) Number. The number of authorized shares of the Series A Preferred Stock is one million (1,000,000) shares.

(b) Vote. Other than as set forth in Section 1(g) and Section 1(h), each share of Series A Preferred Stock shall have one thousand (1,000) votes and the Series A Preferred Stock shall vote on any matter submitted to the holders of the common stock, par value $0.0001 per shar, of the Corporation (the “Common Stock”), or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, as one class on such matter for as long as any shares of Series A Preferred Stock are issued and outstanding. The Series A Preferred Stock shall not have the right to vote on any matter as to which solely another class of Preferred Stock of the Corporation is entitled to vote pursuant to the certificate of designations of such other class of Preferred Stock of the Corporation.

(c) No Conversion. The Series A Preferred Stock shall not be convertible into shares of any other class of stock of the Corporation.

(d) No Dividends. The Series A Preferred Stock shall not be entitled to receive any dividends paid on any other class of stock of the Corporation.

(e) No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series A Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation and shall not participate with the Common Stock or any other class of stock of the Corporation therein.

(f) No Participation. The Series A Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock or any other class of stock of the Corporation.

(g) Amendment. The Corporation may not, and shall not, amend this Certificate of Designations without the prior written consent of Series A Holders holding a majority of the issued and outstanding shares of Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series A Holders and with each share of Series A Preferred Stock having one vote on such matter, including by merger, consolidation or otherwise, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

(h) Protective Provisions. In addition to any other rights and restrictions provided under applicable law, the Corporation may not, and shall not, amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock, as reasonably determined and agreed in writing by the Series A Holders holding a majority of the Series A Preferred Stock issued and outstanding, without the prior written consent of Series A Holders holding a majority of the issued and outstanding shares of Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series A Holders and with each share of Series A Preferred Stock having one vote on such matter, including by merger, consolidation or otherwise, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 2. Miscellaneous.

(a) Legend. Any certificates representing the Series A Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Lost or Mutilated Series A Preferred Stock Certificate. If the certificate for the Series A Preferred Stock held by the Series A Holder shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, AG Acquisition Group III, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 21st day of June, 2021.

AG Acquisition Group III, Inc.

/s/ Howard Gostfrand
Name:	Howard Gostfrand
Title:	Chief Executive Officer